Exhibit 99.1

Dunkin' Brands Reports First Quarter 2019 Results

First quarter highlights include:

•	Dunkin' U.S. comparable store sales growth of 2.4%

•	Baskin-Robbins U.S. comparable store sales decline of 2.8%

•	Added 34 net new Dunkin' locations in the U.S.; total of 8 net new Dunkin' and Baskin-Robbins locations globally

•	Revenues increased 5.9%

•	Diluted EPS increased by 10.5% to $0.63

•	Diluted adjusted EPS increased by 8.1% to $0.67

CANTON, Mass. (May 2, 2019) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins (BR), today reported results for the first quarter ended March 30, 2019.

“While we are still in the early innings of the implementation of our Blueprint for Growth, Dunkin’ U.S. delivered a strong first quarter, including 5.5 percent systemwide sales growth and a 2.4 percent increase in comparable store sales, which was the largest quarterly comparable store sales increase in four years. This solid performance, across both morning and afternoon, was driven by consistent, compelling national value promotions and continued beverage sales momentum. In particular, the relaunch of our highly successful handcrafted espresso platform, without impacting our trademark speed of service, has demonstrated our ability to deliver on the commitment of ‘great coffee fast,'” said David Hoffmann, Dunkin’ Brands Chief Executive Officer and President of Dunkin’ U.S. “Going forward, the collaboration we have with our franchisees and licensees will remain our number one asset, and we will continue to work together to modernize our brands and deliver healthy growth.”
“Our first quarter financial performance included approximately 6 percent revenue growth and double-digit operating income growth,” said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands Group, Inc. "We completed a $1.7 billion placement of securitized debt on April 30 that replaced our 2015 notes and were pleased to maintain our overall blended fixed interest rate across all of the outstanding securitized debt under four percent. The refinancing provides strong fixed rates as well as flexibility to navigate future market environments."

FIRST QUARTER 2019 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	March 30, 2019	March 31, 2018	$ / #	%
Financial data:
Revenues	$319.1	301.3	17.7	5.9%
Operating income	101.4	89.8	11.5	12.8%
Operating income margin	31.8%	29.8%
Adjusted operating income(1)	$106.3	95.7	10.6	11.1%
Adjusted operating income margin(1)	33.3%	31.8%
Net income	$52.3	50.2	2.2	4.3%
Adjusted net income(1)	55.9	54.4	1.5	2.8%
Earnings per share:
Common–basic	0.63	0.58	0.05	8.6%
Common–diluted	0.63	0.57	0.06	10.5%
Diluted adjusted earnings per share(1)	0.67	0.62	0.05	8.1%
Weighted average number of common shares – diluted (in millions)	83.4	87.9	(4.4)	(5.1)%
Systemwide sales(2)	$2,768.2	2,660.0	108.2	4.1%
Comparable store sales growth (decline):
Dunkin' U.S.	2.4%	(0.5)%
BR U.S.	(2.8)%	(1.0)%
Dunkin' International	2.9%	2.1%
BR International	(2.0)%	10.0%
Development data:
Consolidated global net POD development	8	71	(63)	(88.7)%
Dunkin' global PODs at period end	12,900	12,598	302	2.4%
BR global PODs at period end	8,020	7,993	27	0.3%
Consolidated global PODs at period end	20,920	20,591	329	1.6%
(1) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
Global systemwide sales growth of 4.1% in the first quarter was primarily attributable to global store development, Dunkin' U.S. comparable store sales growth, and Dunkin' International comparable store sales growth.
Dunkin' U.S. comparable store sales grew 2.4% in the first quarter as an increase in average ticket was partially offset by a decrease in traffic. The increase in average ticket was driven by strategic pricing increases coupled with favorable mix shift to premium priced espresso and frozen beverages, as well as our Go2s value breakfast sandwich platform.
Baskin-Robbins U.S. comparable store sales declined 2.8% in the first quarter as a decrease in traffic was partially offset by an increase in average ticket. Unfavorable weather impact of more than 300 basis points significantly affected all product categories in the first quarter. The increase in average ticket was driven by strategic pricing increases coupled with favorable mix shift to beverages, take home quarts, and desserts.

In the first quarter, Dunkin' Brands franchisees and licensees opened 8 net new restaurants globally. This included 34 net new Dunkin' U.S. locations, offset by net closures of 18 Baskin-Robbins International locations, 5 Dunkin' International locations, and 3 Baskin-Robbins U.S. locations. Additionally, Dunkin' U.S. franchisees remodeled 33 restaurants and Baskin-Robbins U.S. franchisees remodeled 8 restaurants during the quarter.
Revenues for the first quarter increased $17.7 million, or 5.9%, compared to the prior year period due primarily to increases in royalty income and advertising fees as a result of systemwide sales growth, as well as an increase in rental income. The increase in rental income resulted from the adoption of a new lease accounting standard in the first quarter of fiscal year 2019, which requires gross presentation of certain lease costs that the Company passes through to franchisees. See "Adoption of New Accounting Standard" for further detail.
Operating income and adjusted operating income for the first quarter increased $11.5 million, or 12.8%, and $10.6 million, or 11.1%, respectively, from the prior year period primarily as a result of the increase in royalty income and a reduction in general and administrative expenses due primarily to a decrease in personnel costs.
Net income and adjusted net income for the first quarter increased by $2.2 million, or 4.3%, and $1.5 million, or 2.8%, respectively, compared to the prior year period primarily as a result of the increases in operating income and adjusted operating income, respectively, offset by an increase in income tax expense primarily driven by excess tax benefits from share-based compensation of $1.2 million compared to $7.6 million in the prior year period and the increase in income in the current period.
Diluted earnings per share and diluted adjusted earnings per share for the first quarter increased by 10.5% to $0.63 and 8.1% to $0.67, respectively, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, as well as a decrease in shares outstanding. The decrease in shares outstanding from the prior year period was due primarily to the repurchase of shares since the beginning of the first quarter of fiscal year 2018, offset by the exercise of stock options. Excluding the impact of recognized excess tax benefits, both diluted earnings per share and diluted adjusted earnings per share would have been lower by approximately $0.01 and $0.09 for the first quarter of fiscal years 2019 and 2018, respectively.

FIRST QUARTER 2019 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' U.S.	March 30, 2019	March 31, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$117,097	110,833	6,264	5.7%
Franchise fees	3,626	4,707	(1,081)	(23.0)%
Rental income	27,848	23,591	4,257	18.0%
Other revenues	1,174	780	394	50.5%
Total revenues	$149,745	139,911	9,834	7.0%

Segment profit	$111,034	105,063	5,971	5.7%

Comparable store sales growth	2.4%	(0.5)%
Systemwide sales (in millions)(1)	$2,126.3	2,015.9	110.3	5.5%

Points of distribution	9,453	9,197	256	2.8%
Gross openings	69	93	(24)	(25.8)%
Net openings	34	56	(22)	(39.3)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' U.S. first quarter revenues of $149.7 million represented an increase of 7.0% compared to the prior year period. The increase was primarily a result of an increase in royalty income driven by systemwide sales growth, as well as an increase in rental income, offset by a decrease in franchise fees due primarily to franchisee incentives provided in fiscal year 2018 as part of the investments in the Dunkin' U.S. Blueprint for Growth that are being recognized over the remaining term of each respective franchise agreement. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019. See "Adoption of New Accounting Standard" for further detail.
Dunkin' U.S. segment profit in the first quarter increased to $111.0 million, an increase of $6.0 million over the prior year period, driven primarily by the increase in royalty income and a decrease in general and administrative expenses due primarily to a decrease in personnel costs, offset by the decrease in franchise fees.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' International	March 30, 2019	March 31, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,913	4,938	975	19.7%
Franchise fees	865	448	417	93.1%
Other revenues	73	(21)	94	n/m
Total revenues	$6,851	5,365	1,486	27.7%

Segment profit	$4,831	3,206	1,625	50.7%

Comparable store sales growth	2.9%	2.1%
Systemwide sales (in millions)(1)	$198.9	190.2	8.7	4.6%

Points of distribution	3,447	3,401	46	1.4%
Gross openings	72	86	(14)	(16.3)%
Net openings (closings)	(5)	4	(9)	(225.0)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' International first quarter systemwide sales increased 4.6% from the prior year period driven by sales growth in the Middle East. Sales across all regions were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 9%.
Dunkin' International first quarter revenues of $6.9 million represented an increase of 27.7% from the prior year period. The increase in revenues was primarily a result of an increase in royalty income driven by a recovery of prior period royalties, as well as an increase in franchise fees due primarily to additional deferred revenue recognized in the current period upon closure of restaurants.
Segment profit for Dunkin' International increased $1.6 million to $4.8 million in the first quarter primarily as a result of the increase in revenues and a decrease in net loss from our South Korea joint venture.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	March 30, 2019	March 31, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$6,103	6,409	(306)	(4.8)%
Franchise fees	312	289	23	8.0%
Rental income	960	767	193	25.2%
Sales of ice cream and other products	671	678	(7)	(1.0)%
Other revenues	2,231	2,370	(139)	(5.9)%
Total revenues	$10,277	10,513	(236)	(2.2)%

Segment profit	$6,323	7,235	(912)	(12.6)%

Comparable store sales decline	(2.8)%	(1.0)%
Systemwide sales (in millions)(1)	$128.5	132.7	(4.2)	(3.2)%

Points of distribution	2,547	2,566	(19)	(0.7)%
Gross openings	12	16	(4)	(25.0)%
Net openings (closings)	(3)	6	(9)	(150.0)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. first quarter revenues decreased 2.2% from the prior year period to $10.3 million due primarily to a decrease in royalty income driven by a systemwide sales decline, as well as a decrease in other revenues, offset by an increase in rental income. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019. See "Adoption of New Accounting Standard" for further detail.
Segment profit for Baskin-Robbins U.S. decreased to $6.3 million in the first quarter, a decrease of 12.6%, primarily as a result of the decreases in royalty income and other revenues, as well as an increase in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	March 30, 2019	March 31, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,905	1,543	362	23.5%
Franchise fees	358	206	152	73.8%
Rental income	220	120	100	83.3%
Sales of ice cream and other products	23,075	23,972	(897)	(3.7)%
Other revenues	21	47	(26)	(55.3)%
Total revenues	$25,579	25,888	(309)	(1.2)%

Segment profit	$7,802	7,441	361	4.9%

Comparable store sales growth (decline)	(2.0)%	10.0%
Systemwide sales (in millions)(1)	$314.6	321.2	(6.6)	(2.0)%

Points of distribution	5,473	5,427	46	0.8%
Gross openings	77	87	(10)	(11.5)%
Net openings (closings)	(18)	5	(23)	(460.0)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales decreased 2.0% in the first quarter compared to the prior year period driven by a sales decline in Japan, offset by sales growth in South Korea. Sales across all regions were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 2%.
Baskin-Robbins International first quarter revenues of $25.6 million represented a decrease of 1.2% from the prior year period due primarily to a decrease in sales of ice cream and other products, offset by increases in royalty income, franchise fees, and rental income. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to certain licensees sourcing their own ice cream products, the lag between shipment of products to licensees and retail sales at franchised restaurants, and the overall timing of deliveries between fiscal quarters. The increase in franchise fees was due primarily to additional deferred revenue recognized in the current period upon closure of restaurants.
First quarter segment profit increased 4.9% from the prior year period to $7.8 million primarily as a result of the increases in royalty income and franchise fees, as well as an increase in net income from our South Korea joint venture, offset by an increase in net loss from our Japan joint venture and a decrease in net margin on ice cream driven primarily by a decrease in sales volume.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	March 30, 2019	March 31, 2018	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$108,642	104,167	4,475	4.3%
Total revenues	$108,642	104,167	4,475	4.3%

Segment profit	$—	—	—	—%
U.S. Advertising Funds first quarter revenues of $108.6 million represented an increase of 4.3% compared to the prior year period driven primarily by Dunkin' U.S. systemwide sales growth. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.

COMPANY UPDATES

•	The Company today announced that the Board of Directors declared a cash dividend of $0.3750 per share, payable on June 12, 2019, to shareholders of record as of the close of business on June 3, 2019.

•
On April 30, 2019, the Company completed its previously announced debt refinancing transaction, with the placement by its special purpose subsidiary of a new series of $1.85 billion of securitized notes, consisting of $1.7 billion of senior secured notes with anticipated repayment dates of 4.75 years ($600 million), 7 years ($400 million), and 10 years ($700 million) and a new variable funding note facility ($150 million), which replaces the Company's existing variable funding note facility. The proceeds from the placement of the new notes were used to prepay and retire all of the outstanding notes issued in 2015, and to pay transaction fees. The Company's new annualized net interest expense is approximately $122 million, based on a blended rate of 3.978 percent, on $3.1 billion in securitized debt.

FISCAL YEAR 2019 TARGETS
As described below, the Company is reiterating and updating certain of its 2019 performance targets.

•	The Company continues to expect low-single digit comparable store sales growth for Dunkin' U.S. and Baskin-Robbins U.S.

•
The Company continues to expect to be at the low end of the range of 200 to 250 net new Dunkin' U.S. units. It expects new Dunkin' U.S. restaurants opened in 2019 will contribute at least $130 million in systemwide sales in 2019.

•	The Company continues to expect Baskin-Robbins U.S. franchisees to close approximately ten net units.

•	The Company continues to expect low-to-mid single digit percent revenue growth.

•	The Company continues to expect low-to-mid single digit percent other revenue growth driven by consumer packaged goods.

•	The Company continues to expect ice cream margin dollars to be flat compared to 2018 from a profit dollar standpoint.

•	The Company continues to expect net income of equity method investments (JV net income) to be flat compared to 2018.

•	The Company continues to expect a mid-single digit percent reduction to general and administrative expenses.

•	The Company continues to expect mid-to-high single digit percent operating and adjusted operating income growth.

•
The Company continues to expect its full-year effective tax rate to be approximately 28% and net interest expense to be approximately $122 million. The tax guidance excludes any potential future impact from material excess tax benefits in 2019.

•	The Company continues to expect full-year weighted-average shares outstanding of approximately 84 million.

•	The Company now expects GAAP diluted earnings per share of $2.63 to $2.72 (previously $2.74 to $2.83) and continues to expect diluted adjusted earnings per share of $2.94 to $2.99.

•	The Company continues to expect capital expenditures to be approximately $40 million.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
In February 2016, the Financial Accounting Standards Board issued new guidance for lease accounting, which replaces existing lease accounting guidance. The Company adopted this new guidance in fiscal year 2019 using the modified retrospective transition method, and elected the option to not restate comparative periods in the year of adoption, including amounts as of December 29, 2018 and for the three months ended March 31, 2018 included herein. As a result of adopting this new guidance in the first quarter of fiscal year 2019, the Company recognized operating lease assets and liabilities of $380.2 million and $426.4 million, respectively, as of March 30, 2019. The adoption of this new guidance also resulted in the recognition of additional rental income and occupancy expenses–franchised restaurants of $4.7 million in the first quarter of fiscal year 2019 related to certain lease costs that the Company passes through to franchisees. Additionally, amortization of certain lease intangible assets, previously recorded within amortization of other intangible assets, is now recorded as part of the amortization of operating lease assets within occupancy expenses–franchised restaurants. Amortization of other intangible assets in the first quarter of 2018 includes $0.7 million of amortization expense related to these lease intangible assets. Additional information regarding the Company's adoption of the new lease accounting guidance is contained in our most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on February 27, 2019.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by David Hoffmann, Chief Executive Officer and President of Dunkin' U.S., and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 2849259. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risks and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any failure to protect consumer payment card data or other personally identifiable information; and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “Dunkin' U.S. comparable store sales growth (decline)” and “BR U.S. comparable store sales growth (decline),” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “Dunkin' International comparable store sales growth (decline)” and "BR International comparable store sales growth (decline)," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,900 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2019, Dunkin' Brands' 100 percent franchised business model included 12,900 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Market Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	March 30, 2019	March 31, 2018
Revenues:
Franchise fees and royalty income(1)	$139,328	132,507
Advertising fees and related income	117,198	111,007
Rental income(2)	29,028	24,478
Sales of ice cream and other products(1)	20,733	21,777
Other revenues	12,804	11,573
Total revenues	319,091	301,342
Operating costs and expenses:
Occupancy expenses—franchised restaurants(2)	19,475	13,980
Cost of ice cream and other products	16,640	16,864
Advertising expenses	118,091	111,972
General and administrative expenses, net	56,203	59,824
Depreciation	4,621	5,033
Amortization of other intangible assets(2)	4,633	5,375
Long-lived asset impairment charges	323	501
Total operating costs and expenses	219,986	213,549
Net income of equity method investments	2,230	2,033
Other operating income, net	37	5
Operating income	101,372	89,831
Other income (expense), net:
Interest income	1,831	1,642
Interest expense	(32,129)	(32,477)
Other loss, net	(4)	(327)
Total other expense, net	(30,302)	(31,162)
Income before income taxes	71,070	58,669
Provision for income taxes	18,747	8,517
Net income	$52,323	50,152

Earnings per share—basic	$0.63	0.58
Earnings per share—diluted	0.63	0.57
(1) For each of the three months ended March 30, 2019 and March 31, 2018, $3.1 million of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.
(2) The Company adopted new guidance for lease accounting in the first quarter of fiscal year 2019 on a modified retrospective transition method and elected the option to not restate comparative periods. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 30, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$458,708	517,594
Restricted cash	79,555	79,008
Accounts receivable, net	78,246	75,963
Notes and other receivables, net	36,209	64,412
Prepaid income taxes	17,386	27,005
Prepaid expenses and other current assets	51,865	49,491
Total current assets	721,969	813,473
Property, equipment, and software, net	204,120	209,202
Operating lease assets(1)	380,209	—
Equity method investments	142,156	146,395
Goodwill	888,276	888,265
Other intangible assets, net	1,316,543	1,334,767
Other assets	72,100	64,479
Total assets	$3,725,373	3,456,581
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$26,900	31,650
Operating lease liabilities(1)	33,146	—
Accounts payable	51,552	80,037
Deferred revenue	35,922	38,541
Other current liabilities	321,162	389,353
Total current liabilities	468,682	539,581
Long-term debt, net	3,008,745	3,010,626
Operating lease liabilities(1)	393,235	—
Deferred revenue	325,103	331,980
Deferred income taxes, net	198,597	204,027
Other long-term liabilities	22,304	83,164
Total long-term liabilities	3,947,984	3,629,797
Stockholders' deficit:
Common stock	83	82
Additional paid-in capital	618,326	642,017
Treasury stock, at cost	(3,291)	(1,060)
Accumulated deficit	(1,288,758)	(1,338,709)
Accumulated other comprehensive income	(17,653)	(15,127)
Total stockholders’ deficit	(691,293)	(712,797)
Total liabilities and stockholders’ deficit	$3,725,373	3,456,581
(1) The Company adopted new guidance for lease accounting in the first quarter of fiscal year 2019 on a modified retrospective transition method and elected the option to not restate comparative periods. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended
	March 30, 2019	March 31, 2018

Net cash used in operating activities	$(15,992)	(16,203)
Cash flows from investing activities:
Additions to property and equipment	(1,946)	(5,803)
Other, net	(304)	—
Net cash used in investing activities	(2,250)	(5,803)
Cash flows from financing activities:
Repayment of long-term debt	(7,912)	(7,875)
Dividends paid on common stock	(30,975)	(28,639)
Repurchases of common stock, including accelerated share repurchases	(129)	(650,368)
Exercise of stock options	3,830	18,175
Other, net	(5,065)	(731)
Net cash used in financing activities	(40,251)	(669,438)
Effect of exchange rates on cash, cash equivalents, and restricted cash	89	64
Decrease in cash, cash equivalents, and restricted cash	(58,404)	(691,380)
Cash, cash equivalents, and restricted cash, beginning of period	598,321	1,114,099
Cash, cash equivalents, and restricted cash, end of period	$539,917	422,719

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended
	March 30, 2019	March 31, 2018

Operating income	$101,372	89,831
Operating income margin	31.8%	29.8%
Adjustments:
Amortization of other intangible assets	$4,633	5,375
Long-lived asset impairment charges	323	501
Adjusted operating income	$106,328	95,707
Adjusted operating income margin	33.3%	31.8%

Net income	$52,323	50,152
Adjustments:
Amortization of other intangible assets	4,633	5,375
Long-lived asset impairment charges	323	501
Tax impact of adjustments(1)	(1,388)	(1,645)
Adjusted net income	$55,891	54,383

Adjusted net income	$55,891	54,383
Weighted average number of common shares – diluted	83,432,042	87,877,254
Diluted adjusted earnings per share	$0.67	0.62

(1) Tax impact of adjustments calculated at a 28% effective tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 28, 2019
	Low	High
	(projected)	(projected)
Diluted earnings per share	$2.63	2.72
Adjustments:
Amortization of other intangible assets	0.23	0.22
Long-lived asset impairment charges	0.04	—
Loss on debt extinguishment and refinancing transactions	0.16	0.15
Tax impact of adjustments(1)	(0.12)	(0.10)
Diluted adjusted earnings per share	$2.94	2.99

(1) Tax impact of adjustments calculated at a 28% effective tax rate.